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flyExclusive Announces Aircraft Purchase Agreement with Textron Aviation

Kinston, North Carolina – Today, flyExclusive, announced it has entered into a purchase agreement with Textron Aviation for up to 14 additional Cessna Citation business jets. flyExclusive will purchase eight Cessna Citation XLS Gen2 aircraft to be delivered in 2024, and up to six Citation Longitudes, with initial deliveries of the first two Longitudes in 2025.

“This agreement reinforces flyExclusive’s rapid growth and further bolsters the company’s offerings in the fractional space. We continue to elevate the private flying experience, delivering consistent, reliable, and world-class service for our customers,” said Jim Segrave, Chairman and CEO, flyExclusive. “We are proud to deepen our relationship with Textron Aviation and support high quality, American manufacturing. We appreciate Textron Aviation’s support as we continue to grow into one of the largest private jet charter operators in the industry.”

These aircraft will provide customers of flyExclusive Fractional additional options in the midsize and super-midsize segments.

“We’re proud that flyExclusive, a growing fractional operator, has chosen the Citation XLS Gen2 and Citation Longitude to offer comfortable, spacious and unforgettable experiences to their customers entering business aviation,” said Ron Draper, president & CEO, Textron Aviation. “We appreciate their confidence in Textron Aviation as they continue to expand their already impressive Citation fleet and look forward to continuing our relationship for years to come.”

This announcement is in addition to flyExclusive’s agreement earlier this year for up to 30 Cessna Citation CJ3+ light jets and creates new opportunities to expand its fractional offering for customers.

flyExclusive Fractional owners enjoy a host of benefits, including:

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Consistency, Versatility and Additional Fleet Access: flyExclusive’s entire fleet of more than 90 jets is available to Fractional owners through preferred Fractional pricing. If an aircraft is not available or the flyer needs hours beyond their allotment, they can count on flyExclusive’s fleet of light, midsize and super-midsize aircraft to meet their needs for any occasion.

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No Monthly Management Fee: flyExclusive is expanding its daily rate and hourly rate concept, popular in its Aircraft Partnership program and Jet Club. Instead of paying a monthly fee, Fractional owners only pay a daily rate for the aircraft when they fly.

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No Positioning Fees or Daily Minimums: Like flyExclusive’s popular Jet Club, with advance notice there are no repositioning fees with a Fractional share. Fractional owners enjoy the simplicity of a daily and hourly rate, providing both access and competitive pricing.

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Ease of Use: Unlike full ownership, flyExclusive Fractional allows the peace of mind to simply plan travel and not worry about hiring and training crews, insurance and other regulatory matters. flyExclusive’s team of experts professionally manage those details so Fractional owners can simply enjoy their flight.

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No Compromises: flyExclusive makes safety and service its highest priority. flyExclusive is one of only 5% of private jet operators to achieve both the ARGUS Platinum and Wyvern Wingman third-party audit certifications. The dedicated Services team is available 24x7 to assist with any trip planning and personalized needs. And, with a robust culture of safety and a Safety Management System governing operations, flyExclusive puts the safety of its flyers and crews first.

To learn more about flyExclusive’s range of private jet charter offerings or to inquire about becoming a Jet Club Member, visit www.flyexclusive.com.

About flyExclusive

flyExclusive is a premiere Part 135 owner/operator of private jet experiences that surpass expectations for quality, convenience, and safety. From a world-class Jet Club to an unmatched private charter and fractional ownership opportunities, clients who fly with the company receive a curated experience that anticipates their needs for consistency, comfort, and style. As one of the world’s largest operators of Cessna Citation aircraft with a floating fleet of 90 light to heavy jets, flyExclusive offers access to a network of personalized private aviation with on-demand flights that can service a myriad of specialized trip needs. flyExclusive is headquartered in Kinston, North Carolina with services provided across North America, Caribbean, Central America, South America, Europe, Asia and beyond. To learn more, visit www.flyexclusive.com.

About Textron Aviation

We inspire the journey of flight. For more than 95 years, Textron Aviation Inc., a Textron Inc. company, has empowered our collective talent across the Beechcraft, Cessna and Hawker brands to design and deliver the best aviation experience for our customers. With a range that includes everything from business jets, turboprops, and high-performance pistons, to special mission, military trainer and defense products, Textron Aviation has the most versatile and comprehensive aviation product portfolio in the world and a workforce that has produced more than half of all general aviation aircraft worldwide. Customers in more than 170 countries rely on our legendary performance, reliability and versatility, along with our trusted global customer service network, for affordable and flexible flight. For more information, visit www.txtav.com | www.defense.txtav.com | www.scorpionjet.com.

About Textron Inc.

Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell, Cessna, Beechcraft, Hawker, Jacobsen, Kautex, Lycoming, E-Z-GO, Arctic Cat, Textron Systems, and TRU Simulation + Training. For more information, visit: www.textron.com Certain statements in this press release are forward-looking statements which may project revenues or describe strategies, goals, outlook or other non-historical matters; these statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These statements are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, changes in aircraft delivery schedules or cancellations or deferrals of orders.

Media Contact: Trish Lorino, Vice President, Marketing & Communications trish.lorino@flyexclusive.com / 508.258.9788